                                               FILED PURSUANT TO RULE: 424(B)(1)
                                                     REGISTRATION NO.: 333-54876
PROSPECTUS

                                [TRUETIME LOGO]

                                  COMMON STOCK

The selling stockholder listed on page 8 is offering for resale 200,000 shares of our common stock under this prospectus.

The selling stockholder may offer its common stock through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices, or at privately negotiated prices. We will not receive any of the proceeds from the sale of the common stock by the selling stockholder, but will pay all registration expenses.

Our common stock is listed on the Nasdaq National Market under the symbol "TRUE." On February 1, 2001, the closing price of the common stock on the Nasdaq National Market was $3.00 per share.

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THIS INVESTMENT INVOLVES SUBSTANTIAL RISK. SEE "RISK FACTORS" BEGINNING ON PAGE
2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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               The date of this prospectus is February 13, 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
TrueTime, Inc. .............................................    1
Risk Factors................................................    2
Special Note Regarding Forward-Looking Statements...........    7
Where You Can Find More Information.........................    7
Use of Proceeds.............................................    8
Selling Stockholder.........................................    8
Plan of Distribution........................................    9
Legal Matters...............................................   10
Experts.....................................................   10

                                 TRUETIME, INC.

     TrueTime designs, develops, manufactures and markets precision time and precision electrical signal-generating products that are essential components used in telecommunications, computer networking, e-commerce, aerospace and various other commercial markets. Our products use a variety of external timing references, including most importantly the Global Positioning System, or GPS, together with advanced electronic circuitry and software to provide high quality signals and precise time. We offer a wide variety of products, which can be divided into the following broad categories:

     - precise time and frequency products

     - computer plug-in cards with precise timing capabilities

     - computer network time servers

     - time code products

     - time displays

Our products, incorporated as components in complex systems, allow customers to

     - improve clarity and quality of voice, video and data in wireline, wireless and satellite communications,

     - maximize network and communication bandwidth;

     - authenticate the time of stock market and other e-commerce transactions,

     - monitor and control the frequency of electric utility power grids to prevent power black-outs and quickly locate power line faults,

     - transmit television signals at designated frequencies to meet regulatory requirements,

     - meet requirements for secure communications, particularly in national defense and security contexts, and

     - time high resolution data collected in military ranges and in space launches with a high degree of accuracy.

     During the past decade, we have strived to produce state-of-the-art precise time and frequency technology. We have developed and implemented five generations of precision time products based on GPS technology through the use of our significant technology resources in the areas of GPS, frequency control, real-time operating systems and computer networking. Our increased investments in research and development have allowed us to develop a new platform -- a combination of new hardware and software -- for many products, decrease time to market for new products and improve product quality and robustness. Our new platform also provides a means through which TrueTime can enter new markets. Advanced technologies also offer opportunities to reduce manufacturing costs and support expenses by increasing volumes of common products.

     We are located at 3750 Westwind Boulevard, Santa Rosa, California 95403. Our telephone number is (707) 528-1230.

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the financial and other information contained in this prospectus or incorporated by reference into this prospectus, before you decide whether to buy our common stock.

RISKS RELATED TO OUR BUSINESS

OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGE AND PRODUCT OBSOLESCENCE.

     If we fail to maintain our technological leadership and good reputation with our customers in the areas of GPS, real-time operating systems and network technologies, the value of your investment will decrease. The markets for timing and frequency products are characterized by continual and rapid technological developments that have resulted in, and will likely continue to result in, substantial improvements in product function and performance. Our success will depend on our ability to anticipate changes in technology and industry requirements and to respond to technological developments on a timely basis, either internally or through strategic alliances.

     It is likely that we will be constantly threatened by current competitors or new market entrants who may develop new technologies or products or establish new standards that could render our products obsolete and unmarketable. Thus, we can offer no assurances that we will be successful in developing and marketing, on a timely and cost effective basis, product enhancements or new products that respond to technological developments, that are accepted in the marketplace or that comply with industry standards.

WE RELY ON A LIMITED NUMBER OF SUPPLIERS FOR CERTAIN CRITICAL COMPONENTS, AND WE USE A SINGLE SUPPLIER FOR MOST OF OUR GPS-BASED COMPONENTS, MAKING US SUBJECT TO SUPPLY AND QUALITY CONTROL PROBLEMS.

     Most of our products incorporate certain components or technology supplied in part by third parties. From time to time, we experience delays and disruptions in our supply chain. To date, these delays and disruptions have not materially adversely affected our business, but they could do so in the future. Wherever possible, we try to develop multiple sources of supply, but we do not always succeed. To the extent that we experience significant supply or quality control problems with our vendors, these problems can cause us to have difficulty in controlling our quality and can have a significant adverse effect on our ability to meet future production and delivery commitments to our customers.

     Currently, Trimble Navigation Limited provides most of our GPS receivers, a key component for our older GPS-based products. In addition, Trimble has begun competing in markets similar to our own. While there can be no assurances that we can ensure continuous supply of these components, we have partially mitigated this risk by developing and integrating our own proprietary GPS receiver technology that is based upon widely available GPS chip sets. Further, this technology has been integrated into several of our newer products. If we are unable to obtain adequate supplies of Trimble's component for any reason or to successfully integrate our own substitute technology, we will likely experience delays or reductions in production and increased expenses. Our operations will be negatively affected if we experience inadequate supplies of any key components

OUR TRADE SECRETS, TRADEMARKS AND PATENTS MAY NOT BE ADEQUATE OR ENFORCEABLE AND OTHERS MAY USE OUR PROPRIETARY TECHNOLOGY.

     Historically, we have not generally filed patents to protect our intellectual property. While we hope our intellectual property is adequately protected by our confidential trade-secret protection plans and programs, we cannot be sure that our competitors will be prevented from gaining access to our proprietary and confidential technologies. Furthermore, although we have applied for a patent related to a computer network timing product, we can offer no assurances that a patent will be issued for this patent application or other future applications and, if issued, that any patent will be enforceable. If the protection of our intellectual property proves to be inadequate or unenforceable, others may use our proprietary developments without compensation to us and in competition against us.

WE FACE THE RISK OF LITIGATION ALLEGING OUR INFRINGEMENT OF OTHER PEOPLE'S INTELLECTUAL PROPERTY RIGHTS.

     We do not know of any instances where our products violate the intellectual property rights of others or inappropriately use their technology. However, technology-based companies are often very litigious. Therefore, we face the risk of adverse claims and litigation alleging infringement of other people's intellectual property rights. These claims could result in costly litigation and divert management's attention from other matters. Alternatively, these claims could practically require us to obtain licenses in order to use, manufacture, and sell certain of our products, regardless of the merits of the infringement claims, in order to maintain business levels, or we could otherwise be excluded from participation in certain markets. We cannot be certain that any necessary licenses will be available or that, if available, they can be obtained on reasonable terms acceptable to us.

OUR COMPETITORS MAY USE THEIR GREATER RESOURCES AND BROADER PRODUCT OFFERINGS TO INCREASE COMPETITION AND REDUCE OUR SALES AND PROFITABILITY.

     Many of our existing and potential competitors have substantially greater marketing, financial and technical resources than we have. In addition, some of our competitors have broader product offerings and manufacture internally certain critical components of time and frequency products. Currently, we do not have a complete offering of precise time and frequency products nor do we manufacture internally certain critical components, placing us at a disadvantage to some of our competitors. In addition, we believe that some of our competitors have obtained and maintained business that loses money -- "loss leading" -- in order to maintain a competitive advantage with regard to specific customers or products. If our competitors were to use such tactics in the future, we would be unable to maintain our market position without incurring a negative impact on our profitability.

     The race for a leading position in new technological advances is always very competitive. Advances in technology may reduce the cost for potential competitors to gain market entry, particularly for less expensive time and frequency products. We cannot assure you that sales of our products will continue at current volumes or prices in any event, but especially if our current competitors or new market entrants introduce new products with better features, better performance or lower prices or having other characteristics that are more attractive than our own. Competitive pressures or other factors also may result in significant price competition that could have a material adverse effect on our results of operations.

OUR INDUSTRY MAY NOT GROW AS FORECASTED AND OUR REVENUES AND OPERATING RESULTS MAY BE DIMINISHED.

     Our future successful performance is inextricably tied to the growth of our industry. However, even if our industry grows, there can be no assurance that we will be able to grow consistently with our industry.

OUR RELATIONSHIPS WITH OUR SALES REPRESENTATIVES COULD BE IMPAIRED AND CAUSE US TO LOSE ORDERS.

     More than 85% of our orders come through our 43 domestic and worldwide sales representative offices. Many of these representatives act as relationship brokers and the loss of any key representatives could have a negative effect on our sales.

WE MAY BE UNABLE TO ATTRACT AND RETAIN KEY EMPLOYEES, DELAYING PRODUCT DEVELOPMENT AND MANUFACTURING.

     Our success depends upon attracting and retaining highly skilled professionals. A number of our employees are highly skilled engineers and other technical professionals, and our failure to continue to attract and retain such individuals could adversely affect our ability to compete in the industry. In addition, our success will depend to a significant extent upon the abilities and efforts of several members of our senior management.

BECAUSE MANY OF OUR KEY CUSTOMERS ARE UNITS OF THE U.S. GOVERNMENT AND ENTITIES THAT ARE DEPENDENT UPON U.S. GOVERNMENT FUNDING FOR PURCHASES, DECREASED GOVERNMENT SPENDING COULD ADVERSELY AFFECT OUR BUSINESS.

     Our defense, military and aerospace based business depends largely on U.S. government expenditures, whether directly with us or indirectly with our customers who contract with the U.S. government. In recent years, units of the U.S. government have collectively accounted for an approximate range of 21% to 36% of our annual revenues. There can be no assurances as to whether future governmental spending will adequately support our business in those areas, and substantial decreases in government spending or loss of U.S. governmental customers could materially and adversely affect our operations.

OUR MARKET IS SEGMENTED INTO A LIMITED NUMBER OF CUSTOMER GROUPS, THE LOSS OR CHANGE OF WHICH COULD SIGNIFICANTLY DECREASE OUR SALES.

     While we sell our products to a large number of individual customers, the number of customer groups is limited. These groups include telecommunications, computer networking, aerospace, military, satellite, U.S. government and power utility customers. The loss, or changes in the purchasing behavior, of one or more of these groups of customers could cause a material decrease in the sale of our products.

THE FAILURE OF GPS AND OTHER TIME AND FREQUENCY REFERENCES WOULD CAUSE OUR PRODUCTS TO FAIL TO PERFORM TO SPECIFICATION.

     The time and frequency products that we manufacture rely upon the availability of highly accurate timing references, primarily GPS operated by the U.S. Department of Defense, and to a lesser degree, other timing references operated by the U.S. National Institute of Science and Technology and other outside signal sources. The failure of these timing references, particularly GPS, would create many problems for our products and our customers and seriously disrupt the sale of our products.

OUR PRODUCTS COULD FAIL TO PERFORM ACCORDING TO SPECIFICATION OR PROVE TO BE UNRELIABLE, CAUSING DAMAGE TO OUR CUSTOMER RELATIONSHIPS AND INDUSTRY REPUTATION AND RESULTING IN LOSS OF SALES.

     Our customers require demanding specifications for product performance and reliability. Because our precision time and frequency products are complex and often use state-of-the-art components, processes and techniques, undetected errors and design flaws may occur. Product defects result in higher product service and warranty and replacement costs and may cause serious damage to our customer relationships and industry reputation, all of which will negatively impact our sales and business.

IF WE ARE UNABLE TO EXPAND OUR PRODUCTION CAPACITY TO MAINTAIN COMPETITIVE DELIVERY TIMES, WE WILL LIKELY LOSE CUSTOMERS.

     Our production capacity, and ability to fill orders for our customers on a timely basis, is limited by our equipment, the size of our production facilities, the ability of our suppliers and subcontractors to meet our needs, and our human resources. These resources in turn are limited by the availability of capital and the time required to increase capacity, particularly to qualify acceptable subcontractors and to hire and train employees. We cannot assure you that we will have sufficient capital and resources to expand our production capacity and to maintain delivery times which our customers consider appropriate. Further, an increase in our delivery times may result in loss of customers.

OUR RESULTS OF OPERATIONS WILL BE ADVERSELY AFFECTED IF WE DO NOT HAVE ENOUGH DEMAND FOR OUR PRODUCTS TO JUSTIFY OUR INCREASED CAPACITY.

     To meet our goals for future growth, we have moved into new, larger manufacturing and office facilities, using a portion of our working capital to build out and equip the new facility. The additional capacity provided by the new facility and equipment will allow us to more than double our output given sufficient market demand. However, after increasing our production capacity, we may find that demand for our products does not remain sufficiently high for us to realize a satisfactory return on the capital we have spent to increase capacity.

FLUCTUATIONS IN QUARTERLY PERFORMANCE CAN RESULT IN INCREASES IN OUR INVENTORY AND RELATED CARRYING COSTS, CAN DIMINISH OUR OPERATING RESULTS AND CASH FLOW AND CAN RESULT IN A LOWER TRUETIME STOCK PRICE.

     Historically, the rate of incoming orders for our products has varied substantially from quarter to quarter. In past fiscal years, our highest sales quarter has been as much as 250% of our lowest sales quarter. This quarter to quarter variation is not seasonal or predictable. We attempt to accurately forecast orders for our products and commence purchasing and manufacturing prior to the receipt of such orders. However, it is highly unlikely that we will consistently accurately forecast the timing and rate of orders. The flow of orders (or lack thereof) from governmental agencies has been particularly difficult to forecast in recent periods. This aspect of our business makes our planning inexact and, in turn, affects our shipments, costs, inventories, operating results and cash flow for any given quarter. In addition, our quarterly operating results are affected by competitive pricing, announcements regarding new product developments and cyclical conditions in the industry. Accordingly, we may experience wide quarterly fluctuations in our operating performance and profitability, which may adversely affect our stock price even if our year to year performance is more stable, which it also may not be. In addition, many of our products require significant manufacturing time, making it difficult to increase production on short notice. If we are unable to satisfy unexpected customer orders, our business and customer relationships could suffer.

CARRYING VALUES OF INVENTORIES OF OUR PRODUCTS AND COMPONENTS THEREFORE MAY BE SUBJECT TO PERIODIC WRITE-DOWN, ADVERSELY AFFECTING OUR OPERATIONS.

     To be competitive in certain of our markets, particularly commercial markets, we will be required to build up inventories of certain products and services in anticipation of future orders. There can be no assurance that we will not experience problems of obsolete, excess or slow-moving inventory if we are not able to properly balance inventories against the prospect of future orders, and our operations may, therefore, be adversely affected by inventory write-downs from time to time.

RISKS RELATED TO THIS OFFERING AND SECURITIES MARKETS

OYO U.S.A. IS IN A POSITION TO CONTROL MATTERS REQUIRING A STOCKHOLDER VOTE, WHICH MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK OR PREVENT OUR STOCKHOLDERS FROM REALIZING A PREMIUM ON THEIR SHARES.

     OYO Corporation U.S.A. and its parent corporation, OYO Corporation, beneficially own approximately 42% of our outstanding common stock. As a practical matter, with this substantial ownership, OYO U.S.A. has sufficient voting power to control our management, as well as the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of substantially all our assets. The concentration of ownership of our common stock could delay or prevent proxy contests, mergers, tender offers, open-market purchase programs or other purchases of our common stock that could give you the opportunity to realize a premium over the then-prevailing market price for our common stock.

     Several members of our board of directors also serve as officers or directors of the OYO U.S.A. and its parent company. Satoru Ohya, a member of our board of directors, is the President of OYO Corporation, as well as a director of various of its affiliates. Katsuhiko Kobayashi, the chairman of our board of directors, is a managing director of OYO Corporation and a director and officer of OYO U.S.A. and serves in various other director and officer positions with respect to other subsidiaries of OYO U.S.A. Charles H. Still, a member of our board of directors and our former corporate secretary, is the corporate secretary of OYO U.S.A. and of various of its other subsidiaries and, through his law firm, serves as regular legal counsel to OYO Corporation, OYO U.S.A. and various of their other affiliates. While no specific conflicts of interest are known to exist at present, it is possible that conflicts of interest may arise in the future with respect to the relationship between OYO Corporation or OYO U.S.A. and us. Future conflicts could include differences in views as to mergers and acquisitions, transactions involving a change in control of TrueTime and other strategic matters.

SINCE WE DO NOT CURRENTLY INTEND TO PAY DIVIDENDS, YOU WILL NOT HAVE ON-GOING CASH FLOW FROM YOUR INVESTMENT.

     We do not anticipate declaring or paying dividends on our common stock in the foreseeable future because we plan to retain the cash generated from our operations to support the cash demands which may be required to expand our company. Investors who anticipate a need for regular cash flow from their investments should not purchase shares of our common stock.

ANTI-TAKEOVER PROVISIONS IN OUR GOVERNING DOCUMENTS AND DELAWARE LAW COULD PREVENT OR DELAY A CHANGE IN CONTROL OF OUR COMPANY, THEREBY POSSIBLY REDUCING YOUR OPPORTUNITY TO SELL YOUR SHARES AT A PREMIUM, SHOULD ONE BE OFFERED.

     Our governing documents contain provisions that make it more difficult to implement certain corporate actions and may delay, deter or prevent a change in control. You might consider a change in control in your best interest because you might receive a premium for your common stock. Examples of these provisions include

     - a vote of more than two-thirds of the outstanding voting stock is required for stockholders to amend specified provisions of our certificate of incorporation and bylaws;

     - our board of directors is divided into three classes, each serving three-year terms; and

     - members of our board of directors may be removed only for cause.

     Our board of directors has the ability, without stockholder action, to issue shares of common and preferred stock and rights to acquire such shares that could, depending on the terms of preferred stock or rights to acquire common or preferred stock, delay, discourage or prevent a change in control of TrueTime. In addition, the Delaware General Corporation Law, under which we are incorporated, contains provisions that impose restrictions on business combinations, such as mergers, between us and a holder of 15% or more of our voting stock. You should read "Description of Capital Stock" for a more complete description of these provisions.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "likely" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements, and you are encouraged to exercise caution in considering such forward-looking statements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are not under any duty to update any of the forwarding-looking statements after the date of this prospectus to conform these statements to actual results.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. You may inspect those reports, proxy statements and other information at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the SEC at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of those materials from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding us. Our common stock is listed on the Nasdaq National Market. Reports, proxy and information statements and other information concerning TrueTime can also be inspected at the Nasdaq National Market at 1735 K Street, N.W., Washington, D.C. 20006.

     We have filed with the SEC a registration statement on Form S-3 covering the common stock offered by this prospectus. This prospectus is only a part of the registration statement and does not contain all of the information in the registration statement. For further information on us and the common stock being offered, please review the registration statement and the exhibits that are filed with it, as the same may be amended or supplemented from time to time. Statements made in this prospectus that describe documents may not necessarily be complete. We recommend that you review the documents that we have filed with the registration statement to obtain a more complete understanding of those documents.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we previously filed with the SEC. These documents contain important information about us.

     The following documents that we have filed with the SEC (File No. 0-22739) are incorporated by reference into this prospectus:

     - Our Annual Report on Form 10-K for the year ended September 30, 2000, as amended.

     - The description of our common stock, contained in a Registration Statement on Form 8-A filed with the SEC on December 13, 1999, including any amendment or report filed with the SEC for the purpose of updating such description.

     All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus will be deemed to be incorporated in this prospectus by reference and will be a part of this prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates. You should direct a request for copies to us at 3750 Westwind Boulevard, Santa Rosa, California 95403, Attention: President (telephone number: (707) 528-1230).

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common stock by the selling stockholder named in this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling stockholder.

                              SELLING STOCKHOLDER

     The shares are being registered to permit public secondary trading of the shares, and the selling stockholder may offer all or any portion of the shares for resale from time to time. See "Plan of Distribution".

AGREEMENTS WITH THE SELLING STOCKHOLDER

     On December 22, 1999, in connection with our initial public offering, TrueTime issued to C.E. Unterberg, Towbin, as additional underwriting compensation, warrants to purchase up to 200,000 shares of common stock at an initial exercise price for each share equal to $5.50, which was 110% of the initial offering price. We also granted to C.E. Unterberg, Towbin registration rights covering the 200,000 shares of our common stock they may acquire upon exercise of such warrants.

     Based on information provided by the selling stockholder, the following table lists:

     - The name of the selling stockholder;

     - The number of shares of common stock beneficially owned before the commencement of the offering;

     - The number of shares of common stock offered for resale in this offering; and

     - The number of shares and percentage of common stock owned after this offering, assuming the sale of all shares offered in this offering by the selling stockholder.

                                                                                       COMMON STOCK
                                                                                 BENEFICIALLY OWNED AFTER
                                                                                       THE OFFERING
                                              NUMBER OF SHARES                   -------------------------
                                              OF COMMON STOCK     SHARES BEING   NUMBER OF     PERCENT OF
SELLING STOCKHOLDER                          BENEFICIALLY OWNED     OFFERED        SHARES     OUTSTANDING
-------------------                          ------------------   ------------   ----------   ------------
C.E. Unterberg, Towbin.....................       200,000           200,000          0             0%

     Mr. A. Robert Towbin, a member of TrueTime's board of directors from the company's initial public offering in December 1999 until his resignation effective January 16, 2001, is Co-Chairman of C.E. Unterberg, Towbin, the selling stockholder and one of the underwriters in TrueTime's initial public offering. The shares being offered pursuant to this prospectus were issued or are to be issued pursuant to warrants covering an aggregate of up to 200,000 shares of common stock exercisable at $5.50 per share, which warrants were provided as additional underwriting compensation with regard to the company's initial public offering.

                              PLAN OF DISTRIBUTION

     The 200,000 shares of common stock offered hereby are being offered for the account of the selling stockholder named above. The selling stockholder may distribute common stock from time to time in one or more transactions (which may involve block transactions) on the Nasdaq National Market, in the over-the-counter market, in transactions otherwise than on the Nasdaq National Market or in the over-the-counter market or in a combination of any of these transactions. The selling stockholder may sell common stock at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. The selling stockholder may from time to time offer its common stock through underwriters, brokers, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling stockholder and/or the purchasers of the common stock for whom they act as agent. From time to time the selling stockholder may engage in short sales, short sales against the box, puts and calls and other transactions in securities of TrueTime, or derivatives thereof, and may sell and deliver their shares in connection therewith. In addition, the selling stockholder may from time to time sell its common stock in transactions permitted by Rule 144 under the Securities Act.

     We have engaged no underwriter, broker, dealer or agent in connection with any distribution of common stock pursuant to this prospectus by the selling stockholder.

     The selling stockholder and any brokers, dealers, agents or underwriters that participate with the selling stockholder in a distribution of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, concessions and commissions received by such brokers, dealers, agents or underwriters and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts and commissions under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended. The selling stockholder will be required to pay commissions and brokerage expenses on its sales, if any.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed upon by Fulbright & Jaworski L.L.P., Houston, Texas. Charles H. Still, a partner in such firm, is a member of our board of directors and, in connection with the initial public offering, was granted options to purchase 10,000 shares of common stock under the TrueTime 1999 Director Plan at the initial offering price of $5.00 per share. As of January 18, 2001, lawyers at Fulbright & Jaworski L.L.P. working on this offering owned 2,100 shares of our common stock. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2000, as amended, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.